FOR IMMEDIATE RELEASE

Ruth’s Chris Steak House Announces Preliminary Third Quarter Sales for Company-owned Restaurants

-Company to Present at the Wachovia Consumer Growth Conference on October 17th-

Heathrow, Florida – October 10, 2007 - Ruth’s Chris Steak House, Inc., (Nasdaq: RUTH) announced today that company-owned restaurant sales from continuing operations, which excludes franchise and other income, increased 20.9% to $67.0 million for the third quarter ended September 30, 2007 versus $55.5 million for the third quarter ended September 24, 2006. The increase over the prior year’s quarter was driven primarily by sales from eight additional restaurants in operation during the period. Company restaurant operating weeks increased 20.9% to 711 during the quarter with the average weekly restaurant volumes of all operating company-owned locations up slightly to $94,312 from $94,295.

Total revenues from continuing operations, including franchise and other income, are expected to be between $70.0 and $70.2 million for the third quarter of 2007 versus $58.3 million for the third quarter of 2006.

For the third quarter of 2007, company-owned comparable restaurant sales decreased 0.4%. Comparable sales growth consisted of an average check increase of 3.4% driven by non-entrée increases in bar and lounge traffic, menu selection shifts, and year over year effective menu pricing of approximately 1.9%. This was partially offset by an entrée reduction of 3.6%. Company-owned comparable restaurant sales lapped last year’s third quarter growth of 4.3%.

During the quarter ended September 30, 2007, two new franchised restaurants were opened in Columbia, South Carolina, and Mishawaka, Indiana. In addition, the Company closed on its acquisition of three formerly franchised restaurants in Bellevue and Seattle, Washington, and Portland, Oregon.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, stated, "Our third quarter comparable sales results are best seen in the context of the macro-economic issues facing our industry, with slower dining traffic correlated to heightened pressures on consumer discretionary spending. We have several initiatives under way to address near-term challenges including our Power Lunch initiative, that encourages professionals looking for a more upscale experience to finish off the week, as well as the introduction of an updated menu layout that enables us to quickly introduce specials, including a new ‘Chef Selections’ list.”

Miller continued, "In a broader sense, we are pleased to have delivered solid top-line performance in absolute terms during the third quarter, driven by strong revenues from both newly opened restaurants and previously franchised restaurants, as well as 20% growth in operating weeks. We are also pleased to see during the quarter year-over-year favorability in our food and beverage percentage costs as well as continued leverage in general and administrative expenses. We remain confident in our ability to drive earnings growth and create shareholder value over the long term and believe that our industry leading sales volumes and operating margins validate our position in the marketplace.”

Investor Conference

The Company will be presenting at the 2007 Wachovia Consumer Growth Conference on Wednesday, October 17, 2007 at the New York Palace Hotel in New York, NY. The presentation will begin at 10:15 AM ET. Investors and interested parties may listen to a webcast of the presentation by visiting the Company’s website at www.ruthschris.com under the investor relations section.

Selected Restaurant Sales Information for the Fiscal Quarter ended:

13 Weeks Ended		13 Weeks Ended
September 30, 2007		September 24, 2006
All Company Restaurants:
Operating Weeks	711		588
Restaurant Sales (in millions)	$67.0		$55.5

		13 Weeks Ended
		September 30, 2007
Comparable Restaurants:
Sales			(0.4%)
Entrées			(3.6%)
Non-entrée traffic and mix			1.3%
Effective menu pricing			1.9%

	Sales	Percentage Operating
	(millions)	Change	Weeks
Comparable Restaurants	$50.4	(0.4)%	533
Acquired Restaurants	10.6	118.7%	100
New Restaurants	6.0	n.m.	78
Total	$67.0	20.9%	711

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 109 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding our total revenues for the quarter are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact: ICR Investor Relations: Tom Ryan, 203-682-8200 tryan@icrinc.com or Raphael Gross, 203-682-8200 rgross@icrinc.com or Media: Alecia Pulman, 203-682-8259 alecia.pulman@icrinc.com